Exhibit 4.5

WARRANT CANCELLATION AGREEMENT

THIS WARRANT CANCELLATION AGREEMENT (the “Agreement”) is made as of this 10th day of December 2021 (the “Effective Date”), by and between Maris-Tech Ltd., a company incorporated under the laws of the State of Israel, registration number 514135730, having its principal place of business at 2 Yitzhak Modai Street, Rehovot, Israel 7608804, Israel (the “Company”) and L.I.A. Pure Capital Ltd., a company incorporated under the laws of the State of Israel, registration number 514408715, having its principal place of business at 20 Raoul Wallenberg St., Tel Aviv, Israel (“Pure Capital”). Each a “Party”, and collectively, as the “Parties”.

WHEREAS, the Company has issued to Pure Capital on May 9, 2021, that certain warrant to purchase shares of Company, a copy of which is as Schedule A (as adjusted following the reverse stock split mentioned below, the “Warrant”) issued pursuant to that certain Securities Purchase Agreement dated as of March 24, 2021, as amended and restated; and

WHEREAS, subsequent to issuance of the Warrant to purchase 97,963 ordinary shares of the Company (“Ordinary Shares”), the Company approved a 1-for-4 reverse split on August 25, 2021, resulting in the Warrant representing the right to purchase 24,491 Ordinary Shares; and

WHEREAS, no portion of the Warrant has been exercised to date and the Parties wish to cancel the Warrant;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Cancellation of Warrant. By execution of this Agreement, the Warrant is hereby, as of the Effective Date, cancelled and of no further effect. The parties agree that Pure Capital does not hold any warrants or other rights to purchase Ordinary Shares of the Company.

2.	This Agreement shall be governed by and construed exclusively according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under, or in relation to, this Agreement shall be resolved exclusively in the competent Court in the District of Tel Aviv and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such Court.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by its officers thereunto duly authorized.

MARIS-TECH LTD.

By:	/s/ Israel Bar
Israel Bar
CEO

L.I.A. Pure Capital Ltd.

By:	/s/ Kfir Silberman
Kfir Silberman
CEO